Education Management Corporation Reports Fiscal 2012 Second Quarter Results

PITTSBURGH, Feb. 2, 2012 /PRNewswire/ -- Education Management Corporation (NASDAQ: EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended December 31, 2011. Net revenues were $737.2 million, and net income was $63.1 million, or $0.49 per diluted share.

Financial Highlights

  Net revenues for the three months ended December 31, 2011 were $737.2 million, compared to $771.9 million for the prior year quarter. This decrease in net revenues from the second quarter of fiscal 2011 was primarily driven by a 4.5% decline in October 2011 student enrollment as compared to October 2010.
  For the second quarter of fiscal 2012, net income was $63.1 million, or $0.49 per diluted share, compared to net income of $85.3 million, or $0.61 per diluted share, for the prior year quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $169.3 million in the second quarter of fiscal 2012, compared to $210.7 million in the prior year quarter.
  At December 31, 2011, cash and cash equivalents were $299.9 million compared to $393.4 million at December 31, 2010.  There were no outstanding borrowings under the revolving credit facility at December 31, 2011.
  Cash flow from operations for the six month period ended December 31, 2011 was $97.0 million, compared to $174.4 million in the prior year period. The decrease in operating cash flows was primarily related to lower operating performance in the current year compared to the prior year period coupled with the timing of cash receipts from students attending fully online programs at Argosy University and South University, which converted to a non-term based academic structure beginning in January 2011, and the related growth in restricted cash.
  On a cash basis, capital expenditures were $36.1 million, or 2.5% of net revenues, for the six months ended December 31, 2011 compared to $69.7 million, or 4.8% of net revenues, in the same period in the prior year.
  Since the inception of our share repurchase program through December 31, 2011, we have repurchased 16.8 million shares of our common stock at an average share price of $17.64.  During the second quarter of fiscal 2012, we repurchased approximately 1.0 million shares at an average price of $22.70 per share.

Student Enrollment

At the start of the current January quarter, total enrollment at our schools was approximately 142,600 students, a 9.3% decrease from the same time last year. Same-school enrollment (schools with enrollment for one year or more) decreased 9.8% to approximately 141,800 students. The number of students enrolled in fully online programs declined 18.5% to approximately 35,800 students.

	2012	2011	Percentage
	January	January	Change
Total enrollment(1)	142,600	157,200	(9.3%)
Same-school enrollment(2)	141,800	157,200	(9.8%)
Students enrolled in fully online programs(1)	35,800	43,900	(18.5%)

(1)

As a result of the transition to a non-term academic calendar, beginning in July 2011 the number of students enrolled in fully online programs is determined based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter.  For the January 2011 enrollment, the number of fully online students was determined based on the number of students enrolled at a specific date at the start of a fiscal quarter.

(2)	Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to an increase in the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

Fiscal 2012 Guidance

The following guidance for fiscal 2012 excludes the impact of restructuring and non-operating expenses that may be incurred during fiscal 2012, including approximately $5 million to $7 million of restructuring expenses anticipated to be recorded in the third quarter of fiscal 2012.

3rd Quarter – 3 months ending March 31, 2012

For the three months ending March 31, 2012, net income, EBITDA and diluted earnings per share are expected to be between $34 million and $36 million, $123 million and $127 million, and $0.27 and $0.28, respectively.

Annual – 12 months ending June 30, 2012

For the twelve months ending June 30, 2012, net income and diluted earnings per share are expected to be between $139 million and $144 million and $1.08 and $1.12, respectively. Excluding the expenses incurred during the first quarter of fiscal 2012 related to restructuring and a lease termination, net income, EBITDA and diluted earnings per share are expected to be between $143 million and $148 million, $500 million and $510 million, and $1.11 and $1.15, respectively.

For fiscal year 2012, capital expenditures are projected to be between 4.0% and 4.5% of net revenues, compared to 4.8% of net revenues in fiscal 2011.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and EBITDA excluding restructuring and lease termination expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2012 second quarter on Thursday, February 2, 2012 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

About Education Management

Education Management (www.edmc.edu), with approximately 151,200 students as of October 2011, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 107 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, including the third quarter and annual guidance for fiscal 2012, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: changes in the overall U.S. or global economy; changes in enrollment or student mix; changes in average registered credits taken by students; our ability to maintain eligibility to participate in Title IV programs; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for our fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulation; adjustments to our programmatic offerings to comply with the 90/10 rule; and other factors discussed in our filings with the Securities and Exchange Commission, including those identified in the "Risk Factors" section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

FOR:	Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL SECOND QUARTER (Dollars in millions, except earnings per share) (Unaudited)
	For the three months ended December 31,			For the six months ended December 31,
	2011	2010	% change	2011	2010	% change
Net revenues	$ 737.2	$ 771.9	(4.5%)	$ 1,419.3	$ 1,437.9	(1.3%)

Costs and expenses:
Educational services (1)(2)	376.4	374.2	0.6%	751.5	731.7	2.7%
General and administrative	191.5	187.0	2.4%	388.6	373.7	4.0%
Depreciation and amortization	39.2	35.3	10.9%	78.1	70.4	10.9%
Total costs and expenses	607.1	596.5	1.8%	1,218.2	1,175.8	3.6%

Income before interest, loss on extinguishment of debt and income taxes	130.1	175.4	(25.8%)	201.1	262.1	(23.3%)
Interest expense, net	26.8	28.6	(6.1%)	53.7	56.1	(4.2%)
Loss on extinguishment of debt (3)	---	8.4	n/m	---	8.4	n/m

Income before income taxes	103.3	138.4	(25.4%)	147.4	197.6	(25.4%)
Provision for income taxes	40.2	53.1	(24.4%)	57.3	75.9	(24.5%)

Net income	$ 63.1	$ 85.3	(26.0%)	$ 90.1	$ 121.7	(26.0)%

Diluted earnings per share	$ 0.49	$ 0.61	n/m	$ 0.70	$ 0.86	n/m
Weighted average number of diluted shares outstanding (000's)	128,764	140,256		129,240	141,597

(1)	Includes bad debt expense of $41.3 million and $37.1 million in the three month periods presented, respectively, and $76.5 million and $73.6 million in the six month periods presented, respectively.
(2)

In the 2010 periods, includes the impact of a $7.5 million adjustment to the carrying value of the Company's Education Finance Loan portfolio recorded due to a change in accounting methodology. The fair value adjustment due to the reclassification of these loans as held for sale includes $1.5 million that would have been recorded in bad debt expense if the loans had not been reclassified.

(3)	Includes the acceleration of deferred financing fees of $5.1 million and debt extinguishment costs of $3.3 million in the quarter ended December 31, 2010.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED CASH FLOW DATA – FISCAL SECOND QUARTER (Dollars in millions) (Unaudited)
	For the six months ended December 31,
	2011	2010	% Change
Net cash flows provided by operations	$ 97.0	$ 174.4	(44.4%)
Capital expenditures (1)	(36.1)	(69.7)	(48.2%)
Common stock repurchases	(70.4)	(59.6)	18.1%
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED BALANCE SHEET DATA – FISCAL SECOND QUARTER (Dollars in millions) (Unaudited)
	As of December 31,
	2011	2010
Cash and cash equivalents	$ 299.9	$ 393.4
Current assets	683.6	640.5
Total assets	4,437.0	4,476.8
Current liabilities	391.7	414.9
Long-term debt (including current portion)	1,472.8	1,532.6
Shareholders' equity	2,126.4	2,151.3

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense, net, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended December 31,			For the six months ended December 31,
	2011	2010	% change	2011	2010	% change
Net income	$63.1	$85.3	(26.0%)	$90.1	$121.7	(26.0%)

Net interest expense	26.8	28.6	(6.1%)	53.7	56.1	(4.2%)
Loss on extinguishment of debt	--	8.4	n/m	--	8.4	n/m
Income tax expense	40.2	53.1	(24.4%)	57.3	75.9	(24.5%)
Depreciation and amortization	39.2	35.3	10.9%	78.1	70.4	10.9%
EBITDA	$169.3	$210.7	(19.7%)	$279.2	$332.5	(16.0%)

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

GUIDANCE – FISCAL 2012

The following guidance for fiscal 2012 excludes the impact of restructuring and non-operating expenses that may be incurred during fiscal 2012, including approximately $5 million to $7 million of restructuring expenses anticipated to be recorded in the third quarter of fiscal 2012.

Reconciliation of Fiscal 2012 Third Quarter Guidance of Net Income to EBITDA

(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2012 Guidance – 3rd Quarter

	For the three months ending March 31, 2012
	Low End	High End
Earnings per diluted share	$0.27	$0.28

Net income	$34	$36
Net interest expense	$27	$27
Income tax expense	22	23
Depreciation and amortization	40	41
EBITDA	$123	$127

Reconciliation of Fiscal Year 2012 Annual Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited) Fiscal Year 2012 Guidance – Annual
	For the twelve months ending June 30, 2012
	Low End	High End
Earnings per diluted share	$1.08	$1.12

Earnings per diluted share excluding restructurings and lease termination	$1.11	$1.15

Net income	$139	$144
Expenses related to restructuring and lease termination, net of tax, recognized during the first quarter of fiscal 2012	4	4
Net income excluding expenses related to restructurings and lease termination	$143	$148
Net interest expense	$107	$107
Income tax expense	92	95
Depreciation and amortization	158	160
EBITDA excluding expenses related to restructurings and lease termination	$500	$510